Exhibit 2.1

AGREEMENT OF PURCHASE AND SALE

AND AGREEMENT TO ENTER INTO LEASE

among

DUCOMMUN AEROSTRUCTURES, INC.

and

CENTERPOINT 268 GARDENA LLC

Dated as of December 16, 2021

i

(continued)

(continued)

(continued)

Exhibits

Exhibit A	-	Form of Deed
Exhibit B	-	Form of Lease
Exhibit C	-	Form of Bill of Sale and General Assignment
Exhibit D	-	Form of Title Affidavit
Exhibit E	-	Form of Non-Foreign Affidavit
Exhibit F	-	Form of Title Policy

Schedules

Schedule A	-	Property
Schedule 3.2(d)	-	Casualties and Condemnations
Schedule 3.2(e)	-	Litigation
Schedule 9.1	-	Transaction Cost Allocation

AGREEMENT OF PURCHASE AND SALE AND AGREEMENT TO ENTER INTO LEASE

THIS AGREEMENT OF PURCHASE AND SALE AND AGREEMENT TO ENTER INTO LEASE (this “Agreement”), made as of December 16, 2021 (the “Effective Date”), by and among DUCOMMUN AEROSTRUCTURES, INC., a Delaware corporation (“Seller”), and CENTERPOINT 268 GARDENA LLC, a Delaware limited liability company (“Buyer”).

Recitals

A. Seller is the owner of the fee simple interest in the land described on Schedule A attached hereto and made a part hereof (the “Land”), together with the base, core and shell of the buildings (with respect to the Land, the “Improvements”) situated on the Land (the Land and the Improvements located thereon, together with such other rights and appurtenances described more fully herein are referred to as the “Property”).

B. Seller desires to sell the Property to Buyer, and Buyer desires to purchase the Property from Seller on the terms and conditions hereinafter set forth (the “Transaction”).

C. Contemporaneously with Buyer’s acquisition of the fee interest in the Property, Seller, as Lessee, desires to lease back the Property from Buyer, and Buyer desires to lease the Property to Lessee (as defined below) pursuant to the Lease (as defined below).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. The capitalized terms used herein have the following meanings.

“Access Agreement” shall mean that certain Access and Indemnity Agreement dated as of November 15, 2021, by and between Seller and Centerpoint Properties Trust, a Maryland real estate investment trust.

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning assigned thereto in the Preamble to this Agreement.

“Anti-Money Laundering and Anti-Terrorism Laws” shall have the meaning assigned thereto in Section 3.1(f)(i).

“Applicable Law” means all statutes, laws, common law, rules, regulations, ordinances, codes, permits, licenses, decisions or other legal requirements of any Governmental Authority, board of fire underwriters and similar quasi-governmental agencies or entities, and any judgment, injunction, order, directive, decree or other judicial or regulatory requirement of any court or Governmental Authority of competent jurisdiction.

“Bill of Sale” shall have the meaning assigned thereto in Section 6.1(b)(i).

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks are authorized or required by law to be closed in New York City, New York.

“Buyer” shall have the meaning assigned thereto in the Preamble to this Agreement.

“Buyer’s Related Entities” shall mean Buyer and any of its Affiliates, members and partners, and the partners, shareholders, officers, directors, employees, direct and indirect owners, representatives, investors and agents of each of the foregoing.

“Cap” shall have the meaning assigned thereto in Section 11.3.

“Claim Notice” shall have the meaning assigned thereto in Section 11.5(a).

“Closing” shall have the meaning assigned thereto in Section 2.7(a).

“Closing Conditions” shall mean the conditions to the respective obligations of the parties hereto to consummate the transactions contemplated by this Agreement as set forth in Section 5.1 and Section 5.2.

“Closing Date” shall have the meaning assigned thereto in Section 2.7(a).

“Closing Documents” shall mean any certificate, instrument or other document delivered pursuant to Article VI of this Agreement.

“Closing Statement” shall have the meaning assigned thereto in Section 6.1(b)(v).

“Code” means the Internal Revenue Code of 1986, as amended.

“Controlling Party” shall have the meaning assigned thereto in Section 11.5(b).

“Deductible” shall have the meaning assigned thereto in Section 11.3.

“Deed” shall have the meaning assigned thereto in Section 2.1(e)(i).

“Designated Subsidiary” shall have the meaning assigned thereto in Section 14.6.

“Documents” shall have the meaning given such term in the Access Agreement.

“Effective Date” shall have the meaning set forth in the Preamble to this Agreement.

“Effective Time” shall mean 12:00 a.m., Eastern Time, on the Closing Date.

“Environmental Laws” means any Applicable Laws which regulate, control or protect (i) human health or the environment, (ii) Hazardous Substances, pollution, contamination, noise, radiation, water, soil, sediment, air or other environmental media, or (iii) an actual or potential spill, leak, emission, discharge, release or disposal of any Hazardous Substances or other materials, substances or waste into water, soil, sediment, air or any other environmental media, including, without limitation, (A) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., (B) the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., (C) the Federal Water Pollution Control Act, 33 U.S.C. § 2601 et seq., (D) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., (E) the Clean Water Act, 33 U.S.C. § 1251 et seq., (F) the Clean Air Act, 42 U.S.C. § 7401 et seq., and (G) the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq. and similar state and local Applicable Law, as amended from time to time, and all regulations, clean-up standards or objective guidance, policies and rules issued pursuant thereto.

“Escrow Agent” shall mean Chicago Title Insurance Company.

“Executive Order” shall have the meaning assigned thereto in Section 3.1(f)(i).

“Government List” shall mean any of (i) the two lists maintained by the United States Department of Commerce (Denied Persons and Entities), (ii) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons), and (iii) the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties).

“Governmental Authority” shall mean any federal, state or local government or other political subdivision thereof, including any agency or entity exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or Property in question.

“Hazardous Substances” means any hazardous or toxic substances, materials or waste, whether solid, semisolid, liquid or gaseous, including asbestos, polychlorinated biphenyls, petroleum or petroleum by-products, radioactive materials, radon gas and any other material or substance which is defined as or included in the definition of a “hazardous substance,” “hazardous waste,” “toxic waste,” “hazardous material,” “toxic pollutant,” “contaminant,” “pollutant” or “toxic substance” or words of similar import, under any Environmental Law or that could result in the imposition of liability under any Environmental Laws.

“Indemnified Party” shall have the meaning assigned thereto in Section 11.5(a).

“Indemnifying Party” shall have the meaning assigned thereto in Section 11.5(a).

“IRS” shall mean the Internal Revenue Service.

“Land” shall have the meaning assigned thereto in the Recitals to this Agreement.

“Lease” shall have the meaning assigned thereto in Section 2.1(e)(ii).

“Lessee” shall mean Seller, in its capacity as lessee under the Lease.

“Liens” shall mean all liens, pledges, charges, mortgages, deeds of trust, security interests, title exceptions, title retention agreements, adverse claims or restrictions.

“Losses” shall mean any direct and actual loss, liability, demand, claim, action, judgment, cause of action (including causes of action in tort), out-of-pocket cost or expense, damage, interest, penalty, fine or lien (including interest, penalties, reasonable attorneys’ fees and expenses and all amounts incurred in the investigation, defense, or settlement of any of the foregoing, but not including internal management, administrative or overhead costs incurred in connection with any of the foregoing); provided, that (a) Losses will not be measured by any multiplier of profits, earnings or cash flow and (b) Losses will not include lost profits, loss due to business interruption, loss due to diminution of value, or consequential, special, indirect, incidental or punitive damages.

“Majority Owned or Controlled Entity” shall have the meaning assigned thereto in Section 14.6.

“Memo of Lease” shall have the meaning assigned thereto in Section 6.1(b)(i).

“Person” shall mean a natural person, partnership, limited partnership, limited liability company, corporation, trust, estate, association, unincorporated association or other entity.

“Property” shall have the meaning assigned thereto in the Recitals to this Agreement.

“Purchase Price” shall have the meaning assigned thereto in Section 2.2.

“Regulations” means the United States Treasury Regulations promulgated under the Code.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Substance into or through the environment.

“Schedule(s)” shall have the meaning assigned thereto in Section 14.24.

“Seller” shall have the meaning assigned thereto in the Preamble to this Agreement.

“Seller Agent” shall have the meaning assigned thereto in Section 14.1.

“Seller’s Knowledge” shall mean the actual, present knowledge of Andrew Pirie, without any duty of inquiry or personal liability to such individuals.

“Tax” shall mean any and all fees (including documentation, recording, license and registration fees) and taxes (including net income, alternative, unitary, alternative minimum, minimum franchise, value added, ad valorem, estimated income, receipts, capital, social security, service, license, excise, sales, payroll, worker’s compensation, unemployment or compensation, duty or custom, franchise, use, leasing, fuel, excess profits, turnover, occupation, property

(personal and real, tangible and intangible), transfer, recording and stamp taxes, levies, imposts, duties, charges, fees, assessments, or withholdings of any nature whatsoever, general or special, ordinary or extraordinary, and any transaction privileges or similar taxes) imposed by or on behalf of a Governmental Authority, together with any and all penalties, fines, additions to tax and interest thereon, whether disputed or not.

“Third-Party Claim” shall have the meaning assigned thereto in Section 11.5(a).

“Title Company” shall mean Chicago Title Insurance Company, or any other nationally recognized title insurance company selected by Seller to provide co-insurance.

“Title Policy” shall mean an ALTA owner’s title insurance policy substantially in the form attached hereto as Exhibit F.

ARTICLE II

SALE, CONSIDERATION, INSPECTION AND CLOSING

2.1 Sale of the Property.

(a) On the Closing Date and pursuant to the terms and subject to the conditions set forth in this Agreement, Seller shall sell the Property to Buyer, and Buyer shall purchase the Property from Seller.

(b) The transfer of the Property to Buyer, and the defined term “Property,” shall include the transfer of the following: (i) all of Seller’s right, title and interest in and to all easements, covenants and other rights appurtenant to the Land, and all right, title and interest of Seller, if any, in and to any land lying in the bed of any street, road, avenue or alley, open or closed, in front of or adjoining the Land and to the center line thereof and (ii) all of Seller’s right, title and interest in and to, solely in Seller’s capacity as the owner of the fee interest in the relevant Land, all easement agreements, covenants, conditions and restrictions and other similar recorded instruments appurtenant to the Land.

(c) Subject to Section(d)(ii) below (as concerns those items that are solely related to the business of Seller/Tenant and/or Tenant’s Property), the transfer of the Property to Buyer, and the defined term “Property”, shall include the transfer of all licenses, permits, consents, certificates, approvals, orders and authorizations related to operation of all or any part of the Property.

(d) Notwithstanding anything contained in this Agreement to the contrary, the following are expressly excluded from the transactions contemplated by this Agreement and do not comprise the Property being transferred hereunder (collectively, the “Excluded Property”):

(i) all the Tenant’s Property, and all other furniture, trade fixtures and equipment, personal property owned or leased by Seller (or Lessee) or any sub-tenant or property manager of the Property and all inventory;

(ii) all licenses, permits, consents, certificates, approvals, orders and authorizations solely related to the operation of Seller’s business in all or any part of the Property and or Tenant’s Property and all warranties and guarantees from manufacturers, contractors, subcontractors, suppliers and installers for the Property or any part thereof, including the roof warranty;

(iii) all goodwill, logos, designs, trade names, building names, trademarks relating to the Property and all other intellectual property related thereto, including, without limitation, the name “Ducommun”; and

(iv) all books and records, tenant files, tenant lists and tenant marketing information relating to the Property or the business conducted thereon.

(e) On the Closing Date,

(i) Seller shall execute and deliver a deed in the form attached as Exhibit A pursuant to which Seller shall sell to Buyer the Property (the “Deed”), in proper statutory form for recording, duly executed and acknowledged;

(ii) Lessee and Buyer shall enter into that certain Industrial Building Lease in the form attached hereto as Exhibit B with respect to the Property (the “Lease”); and

(iii) Seller and Buyer shall execute and deliver to Escrow Agent all of the documents listed in Article VI of this Agreement, as and to the extent set forth therein.

2.2 Purchase Price.

(a) The purchase price payable by Buyer for acquisition of the Property is $143,100,000 (the “Purchase Price”).

(b) At the Closing:

(i) Buyer shall (x) deliver the Purchase Price to the Escrow Agent in immediately available funds by wire transfer to an account designated by Escrow Agent and (y) authorize the Escrow Agent to disburse the Purchase Price to such account or accounts that Seller shall designate to the Escrow Agent; and

(ii) the Escrow Agent shall deliver the Purchase Price to Seller by disbursing same to such account or accounts Seller shall designate to the Escrow Agent.

2.3 Reserved.

2.4 Reserved.

2.5 Reserved.

2.6 Reserved.

2.7 Closing.

(a) The closing (the “Closing”) of the sale and purchase of the Property shall take place, and the Purchase Price and the applicable documents required to be delivered by the Parties under Article VI shall be tendered, no later than 2:00 p.m. Pacific Time on December 16, 2021 (such date, as same may be adjourned or accelerated as forth herein, is referred to herein as the “Scheduled Closing Date”), TIME BEING OF THE ESSENCE, subject to the satisfaction or waiver of the Closing Conditions; provided, that Seller shall have the right to adjourn the Scheduled Closing Date for up to sixty (60) days, as reasonably necessary in order to satisfy any of the Closing Conditions, by delivering written notice to Buyer on or prior to the date that is two (2) Business Days prior to then-applicable Scheduled Closing Date. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” For all purposes under this Agreement and each Closing Document, (i) all matters at the Closing will be considered to take place simultaneously and (ii) the Closing shall be deemed effective as of the Effective Time.

(b) The Closing shall be held at the offices of the Escrow Agent or at such other location agreed upon by the Parties.

2.8 Independent Consideration. A portion of the Purchase Price, in the amount of One Hundred and No/100 Dollars ($100.00) (the “Independent Consideration”), shall be earned by Seller upon execution and delivery of this Agreement by Seller and Buyer. Seller and Buyer hereby agree that the Independent Consideration represents adequate bargained for consideration for Seller’s execution and delivery of this Agreement and Buyer’s right to inspect the Property pursuant to the terms of this Agreement. The Independent Consideration is in addition to and independent of any other consideration or payment provided for in this Agreement and is nonrefundable in all events. Upon the Closing or earlier termination of this Agreement, the Independent Consideration shall be paid to Seller.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

3.1 General Seller Representations and Warranties. Except as set forth elsewhere in this Agreement or in the exhibits and schedules attached hereto, Seller hereby represents and warrants to Buyer as of the Closing as follows:

(a) Formation; Existence. It is a corporation, duly formed, validly existing and in good standing under the laws of the state of Delaware and authorized to do business in the state in which the Property is located.

(b) Power and Authority. It has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for in this Agreement have been (or will be at Closing) duly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).

(c) No Consents. No consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any Person, court or other Governmental Authority or instrumentality, domestic or foreign, is required to be obtained or made by Seller in connection with Seller’s execution, delivery and performance of this Agreement or any of the transactions required or contemplated hereby, the failure of which to obtain would constitute a material adverse effect, and except for such consents, approvals, orders, authorizations, registrations, declarations and filings that may be required under laws requiring transfer, recordation or gains tax filings, which shall be obtained or filed by Seller in compliance with Applicable Law, subject to and in accordance with the terms and conditions of this Agreement.

(d) No Conflicts. Except as otherwise set forth in this Agreement, the consummation of the transactions herein contemplated and the compliance by Seller with the terms of this Agreement do not and will not (i) conflict with or result in any violation of Seller’s organizational documents, (ii) conflict with or result in a breach of any of the terms and conditions of, or constitute a default under, any agreement, arrangement, understanding, accord, document or instrument by which Seller is bound, or (iii) violate any existing term or provision of any order, writ, judgment, injunction, decree, law, or regulation applicable to Seller.

(e) Taxes. Seller is not a “foreign person” as defined in §1445(f)(3) of the Code.

(f) Anti-Terrorism.

(i) Neither Seller nor, to Seller’s Knowledge, its Affiliates that directly or indirectly own a ten percent (10%) or greater interest in Seller, (A) is in violation of any Applicable Laws relating to terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Action of 2001, Public Law 107-56 and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”) (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”); (B) is acting, directly or indirectly, on behalf of those Persons that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State or other U.S. government agencies; (C) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding clause (B); (D) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (E) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.

(ii) Neither Seller, nor any person controlling or controlled by Seller, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable Anti-Money Laundering and Anti-Terrorism Laws (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).

3.2 Representations and Warranties of Seller as to the Property. Except as set forth elsewhere in this Agreement or in the exhibits and schedules attached hereto, Seller, for itself solely as it relates to the Property, hereby represents and warrants to Buyer as of the Closing as follows:

(a) Ownership of Property. Seller has not granted any other Person any right of first refusal, option or other preferential right to purchase the Property or any portion thereof or any interest therein.

(b) Leases. There are no leases affecting the Property (other than the Lease to be entered into at the Closing and equipment or other similar leases entered into in the ordinary course of business and which shall not be binding on Buyer after the Closing).

(c) Service Contracts. There are no service contracts affecting the Property that will be binding on Buyer after the Closing.

(d) Condemnation. There are no pending condemnation or similar proceedings against the Property, and, to Seller’s Knowledge, no condemnation or similar proceeding is threatened in writing against the Property that would constitute a material adverse effect, except as set forth on Schedule 3.2(d) attached hereto.

(e) Litigation. There are no actions, suits or proceedings pending against or, to Seller’s Knowledge, currently threatened in writing against Seller in any court or before or by an arbitration tribunal or regulatory commission, department, governmental or quasi-governmental authority, or agency which, if adversely determined, would materially adversely affect Seller’s ability to consummate the Transaction, except in each case as set forth on Schedule 3.2(e) attached hereto.

(f) Compliance with Law. Seller has not received any written notice of a material violation of any Applicable Law with respect to the Property, which has not been cured or dismissed and which will not be the responsibility or liability of Lessee under the Lease.

(g) Bankruptcy. No insolvency proceeding of any character (including bankruptcy, receivership, reorganization, composition or arrangement with creditors (including any assignment for the benefit of creditors)), voluntary or involuntary, relating to Seller or the Property is pending, or, to Seller’s Knowledge, is being threatened in writing against Seller by any Person.

(h) Notice of Claims. Seller has not received any written notice, demand, claim, or request for information from or been named in any litigation or enforcement proceeding by any Governmental Authority or Person alleging any violation of or any liability under Environmental Laws arising from or associated with its the ownership or operation of the Property during the period of Seller’s ownership or otherwise demanding payment, contribution, indemnification, investigation, remediation or other action from or by Seller as related to a Release of any Hazardous Substance at, on, under or migrating from or to the Property.

(i) No Known Releases. Except as disclosed in the Phase I Environmental Site Assessment prepared by RPS Group, dated October 2021, Seller (A) has no Knowledge that it has caused or permitted any Release of Hazardous Materials the Property, and (B) has no Knowledge of any Releases of any Hazardous Substances by any other Person, at, on, under or migrating to or from the Property in violation of Environmental Laws, or in quantities or concentrations requiring investigation, treatment, remediation or remedial action under applicable Environmental Laws.

(j) Reports. Seller has included in the Documents all material reports and documents in its possession or control describing the environmental condition of the Property.

3.3 Reserved.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

4.1 Representations and Warranties of Buyer. Buyer hereby represents, warrants and covenants to Seller as of the Closing as follows:

(a) Formation; Existence. Buyer is duly organized, validly existing and in good standing under the laws of its state of formation, and Buyer, or its applicable Designated Subsidiary, is qualified to do business in the state where the Property acquired by Buyer or such Designated Subsidiary is located if required by applicable law.

(b) Power; Authority. Buyer has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the purchase of the Property and the consummation of the transactions provided for herein have been duly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).

(c) No Consents. No consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any Person, court, administrative agency or commission or other Governmental Authority or instrumentality, domestic or foreign, is required to be obtained or made by Buyer in connection with Buyer’s execution, delivery and performance of this Agreement or any of the transactions required or contemplated hereby and the failure to obtain the same would prohibit Buyer from fulfilling its obligations under this Agreement.

(d) No Conflicts. The execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement, and the purchase of the Property, will not (i) conflict with or result in any violation of its organizational documents, (ii) conflict with or result in any violation of any provision of any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party in its individual capacity, or (iii) violate any existing term or provision of any order, writ, judgment, injunction, decree, statute, law, rule or regulation applicable to it or its assets or properties, whereby such conflict or violation would in any way prohibit Buyer from fulfilling its obligations under this Agreement.

(e) Bankruptcy. No insolvency proceeding of any character (including bankruptcy, receivership, reorganization, composition or arrangement with creditors (including any assignment for the benefit of creditors)), voluntary or involuntary, relating to Buyer or, to Buyer’s knowledge, is being threatened against Buyer by any Person.

(f) Anti-Terrorism.

(i) Neither Buyer nor, to Buyer’s knowledge, its Affiliates that directly or indirectly own a ten percent (10%) or greater interest in Buyer (A) is in violation of any Anti-Money Laundering and Anti-Terrorism Laws; (B) is acting, directly or indirectly, on behalf of those Persons that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State or other U.S. government agencies; (C) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding clause (B); (D) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (E) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.

(ii) Neither Buyer, nor any person controlling or controlled by Buyer, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable Anti-Money Laundering and Anti-Terrorism Laws (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).

(g) Sufficient Funds. Buyer has access to, and shall have at the Closing, sufficient cash or lines of credit available to pay Seller the Purchase Price, and any and all amounts required to be paid by Buyer in connection with the consummation of the transaction contemplated by this Agreement and any related fees and expenses payable by Buyer pursuant to this Agreement; it being acknowledged and agreed by Buyer that Buyer’s obligations under this Agreement are not subject to, or contingent upon, the availability and/or consummation of financing.

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING

5.1 Conditions Precedent to Seller’s Obligations. The obligation of Seller to consummate the transfer of the Property to Buyer on the Scheduled Closing Date is subject to the satisfaction (or waiver by Seller) as of the Closing of the following conditions:

(a) Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (except to the extent such representations and warranties relate to a specific date, in which case, such representations and warranties shall be true and correct in all material respects as of such specific date), except for breaches or inaccuracies that would not reasonably be expected to have a material adverse effect on Buyer or impair or delay the ability of Buyer to consummate the transactions contemplated by this Agreement or the Closing Documents or otherwise perform its obligations under this Agreement or the Closing Documents.

(b) Buyer shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by Buyer on or before the Closing;

(c) Buyer shall have delivered all of the applicable documents required to be delivered by Buyer under Section 6.1; and

(d) No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any Governmental Authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the transfer of the Property or the consummation of any other transaction contemplated hereby.

5.2 Conditions Precedent to Buyer’s Obligations. The obligation of Buyer to consummate the purchase of the Property and pay the Purchase Price to Seller on the Scheduled Closing Date is subject to the satisfaction (or waiver by Buyer) of the following conditions:

(a) Each of the representations and warranties expressly made by Seller in Sections 3.1 and 3.2 of this Agreement shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made by Seller on and as of the Closing Date (except to the extent such representations and warranties relate to a specific date, in which case, such representations and warranties shall be true and correct in all material respects as of such specific date), except for breaches or inaccuracies that would not reasonably be expected to have a material adverse effect on Seller or impair or delay the ability of Seller to consummate the transactions contemplated by this Agreement or the Closing Documents or otherwise perform its obligations under this Agreement or the Closing Documents; provided, that notwithstanding the foregoing, it is understood and agreed that any such representation or warranty shall not be deemed to have been breached and no default shall have occurred hereunder, and Buyer shall have no right to terminate this Agreement or pursue any other remedy against Seller, (I) to the extent Buyer was aware of such inaccuracy or misrepresentation or such inaccuracy or misrepresentation was disclosed to Buyer or disclosed in any Documents (and Buyer shall be deemed to have knowledge of any and all matters disclosed in any Documents provided to Buyer prior to the Closing) or (II) if any such representation or warranty is not true and correct in all material respects as of the Closing Date by reason of any changed facts, circumstances or events occurring after the Effective Date that do not arise as a result of a default by Seller under this Agreement;

(b) Seller shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by Seller on or before the Closing;

(c) No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any Governmental Authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the transfer of the Property or the consummation of any other transaction contemplated hereby; and

(d) Seller shall have delivered all of the applicable documents required to be delivered by Seller under Section 6.2.

(e) There shall not have been filed by or against Seller at any time prior to the Closing Date any bankruptcy, reorganization or arrangement petition, which petition remains pending.

(f) The Title Company shall be committed to issue the Title Policy to Buyer as provided in this Agreement.

5.3 Intentionally Omitted.

5.4 Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Article V that was not satisfied as of Closing shall be deemed to have been waived as of Closing for the Property.

ARTICLE VI

CLOSING DELIVERIES

6.1 Buyer Deliveries.

(a) On or prior to the Scheduled Closing Date, Buyer shall deliver the Purchase Price, and all other amounts due to Seller hereunder.

(b) On or prior to the Scheduled Closing Date, Buyer shall execute (or cause their applicable affiliates to execute), acknowledge (as appropriate) and deliver to the Escrow Agent and Seller, as applicable, the following:

(i) Two (2) counterparts of a bill of sale and general assignment in the form attached hereto as Exhibit C (the “Bill of Sale,”) duly executed by Buyer;

(ii) Two (2) counterparts of (x) the Lease, duly executed, notarized and acknowledged by Buyer, as lessor thereunder, together with all closing deliveries required by Buyer thereunder; and (y) a memorandum of Lease, in proper statutory form for recording, duly executed and acknowledged by Buyer (the “Memo of Lease”);

(iii) If Buyer places any mortgage or deed of trust on the Property at the Closing, a subordination, non-disturbance and attornment agreement or recognition agreement by and between Lessee and Buyer’s lender substantially in the form annexed to the Lease as Exhibit I thereto for the benefit of Lessee, as tenant under the Lease, and Buyer’s lender;

(iv) all transfer Tax returns, to the extent required by law and the regulations issued pursuant thereto, in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement, in each case, as prepared by Seller and duly executed by Buyer;

(v) a closing statement, prepared by the Escrow Agent and approved by Seller and Buyer, consistent with the terms of this Agreement and duly executed by Buyer (the “Closing Statement”);

(vi) Such proof of Buyer’s authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Buyer to act for and bind Buyer, as may be reasonably requested or required by the Title Company and/or Seller; and

(vii) any affidavits, certificates, consents, approvals, authority documents, resolutions and other documents or instruments required to be delivered by Buyer or reasonably requested by the Title Company, pursuant to the terms of this Agreement or applicable law in order to effectuate the transfer of title to the Property to Buyer.

6.2 Seller’s Deliveries.

(a) On or prior to the Scheduled Closing Date, Seller shall execute (or cause their applicable affiliates to execute), acknowledge (as appropriate) and deliver to the Escrow Agent and Buyer, as applicable, the following:

(i) The Deed;

(ii) Two (2) counterparts to (x) the Lease, duly executed, notarized and acknowledged by the Lessee, as lessee thereunder, and all other closing deliveries required by the Lessee thereunder and (y) the Memo of Lease, in proper statutory form for recording, duly executed and acknowledged by the Lessee;

(iii) Two (2) counterparts to the Bill of Sale, duly executed by Seller.

(iv) an owner’s affidavit in substantially the form of Exhibit D attached hereto (the “Title Affidavit”), duly executed by Seller, and such other documents reasonably requested by the Title Company in order to issue the Title Policy in the form and substance required hereunder, without increasing Seller’s liability or obligations hereunder (it being acknowledged and agreed that, other than the Title Affidavit, Seller shall not have any obligation to provide any affidavits, personal undertakings or title indemnities to the Title Company respecting the issuance of the Title Policy or any endorsements thereto);

(v) a non-foreign affidavit in the form attached hereto as Exhibit E, and a California Form 593-C, each executed by Seller;

(vi) all transfer tax returns and other statutorily mandated forms which are required by law and the regulations issued pursuant thereto in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement, in each case, as prepared and duly executed by Seller;

(vii) the Closing Statement, duly executed by Seller;

(viii) Such proof of Seller’s authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Seller to act for and bind Seller, as may be reasonably required by the Title Company; and

(ix) an IRS Form W-9 establishing an exemption from withholding under §1445 of the Code pursuant to proposed §1.1445-2(b)(2)(v) of the Regulations for Seller.

6.3 Cooperation. The Parties shall cooperate following Closing to obtain any consents, approvals, exemptions and authorizations of third parties, including Governmental Authorities, with respect to the transactions contemplated hereby to the extent that they have not yet been obtained.

ARTICLE VII

AS-IS SALE

7.1 Examination. In entering into this Agreement, Buyer has not been induced by and has not relied upon any written or oral representations, warranties or statements, whether express or implied, made by Seller or any of its affiliates or by any broker or any other Person representing or purporting to represent Seller, with respect to the Property or any other matter affecting or relating to the transactions contemplated hereby, other than the Seller Representations or representations made by Seller in any of the Closing Documents executed and delivered by Seller. Buyer acknowledges and agrees that, except for Seller warranties, representations, obligations and covenants (i) expressly set forth in this Agreement or (ii) in the documents delivered by Seller at the Closing, no Seller makes, has made or will make, and Seller specifically negates and disclaims, any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied or arising by operation of law, oral or written, past, present, of future, of, as to, concerning or with respect to the Property, including any representations, warranties, promises, covenants, agreements or guaranties relating to habitability, marketability, merchantability, fitness for a particular purpose, title, zoning, Tax consequences, quality latent or patent physical or environmental condition, utilities, operating history or projections, valuation, suitability, profitability, governmental approvals, the compliance of the Property with Applicable Laws, the truth, accuracy or completeness of the Documents or any other information provided by or on behalf of Seller to Buyer, or any other matter or thing regarding the Property. Buyer acknowledges that, prior to the Closing, it has had the opportunity to conduct, and will have conducted such investigations of the Property, including but not limited to, the physical and environmental conditions of the Property, as Buyer deems necessary to satisfy itself as to the condition of the Property and the existence or nonexistence or curative action to be taken with respect to any hazardous or toxic substances on or discharged from the Property, and hereby relies solely upon the same and not upon any information provided by or on behalf of any of Seller or any affiliate thereof with respect thereto, other than the warranties and representations set forth in this Agreement or in any Closing Documents executed and delivered by Seller expressly set forth in this Agreement. Upon the Closing, Buyer shall assume the risk that adverse matters, including, but not limited to, construction defects and adverse physical and environmental conditions, may not have been revealed by Buyer’s investigations, and except for Seller warranties, representations, obligations and covenants expressly set forth in this Agreement or in the documents delivered by Seller at the Closing, Buyer, upon Closing, shall be deemed to have waived, relinquished and released Seller and its affiliates from and against any and all claims, demands, causes of action (including causes of action in tort), and all Losses of any and every kind or character, known or unknown related thereto or arising therefrom, which Buyer or any agent, representative, affiliate, employee, director, officer, partner, member, servant, shareholder or other Person acting on Buyer’s behalf or otherwise related to or affiliated with Buyer might have asserted or alleged against Seller at any time by reason of or arising out of any latent or patent construction defects, physical conditions (including environmental conditions), violations of any Applicable Laws (including any Environmental Laws) or any and all other acts, omissions, events, circumstances, conditions and/or matters regarding the Property; provided, that Buyer does not waive its right to bring any action against, and does not hereby release, Lessee or Seller solely with respect to any claims that may independently arise under the Lease. Except as expressly set forth herein or in any Closing Documents executed and delivered by Seller, Buyer shall not look to Seller in connection with the foregoing for any redress or relief. The foregoing release shall be given full force and effect according to each of its expressed terms and provisions, including those relating to unknown and unsuspected claims, damages and causes of action. EXCEPT FOR SELLER WARRANTIES, REPRESENTATIONS, OBLIGATIONS AND COVENANTS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE DOCUMENTS DELIVERED BY SELLER AT CLOSING, BUYER AGREES THAT THE PROPERTY WILL BE SOLD AND CONVEYED TO (AND ACCEPTED BY) BUYER AT THE CLOSING IN THE THEN EXISTING CONDITION OF THE PROPERTY, AS IS, WHERE IS, WITH ALL FAULTS, AND WITHOUT ANY WRITTEN OR VERBAL REPRESENTATIONS OR WARRANTIES WHATSOEVER (INCLUDING THE IMPLIED WARRANTY OF MERCHANTABILITY), WHETHER EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW. The provisions of this Section 7.1 shall survive the Closing subject only to the applicable statute of limitations, provided, however, nothing contained in this Section 7.1 shall be deemed to limit the rights and obligations of the parties to the Lease.

7.2 Effect and Survival of Disclaimer and Release. Seller and Buyer acknowledge that the compensation to be paid to Seller for the Property reflects that the Property is being sold subject to the provisions of Section 7.1, and Seller and Buyer agree that the provisions of Section 7.1 shall survive the Closing hereunder indefinitely subject only to the applicable statute of limitations.

7.3 Release of Seller. Except for (i) any claim of a breach by Seller of any of Seller’s warranties, representations, obligations or covenants set forth herein or in any of the Closing Documents delivered by Seller at Closing, or (ii) with respect to any third party claims arising or otherwise pertaining to any period prior to the Closing, effective from and after the Closing Buyer, on behalf of itself and its successors and assigns, waives its right to recover from, and forever releases and discharges, Seller, Seller’s affiliates, partners, trustees, beneficiaries, shareholders, members, managers, directors, officers, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns, from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, reasonable attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen, which Buyer may have at the Closing Date or which may arise in the future that may arise on account of or in any way be connected with the (a) the physical and environmental condition of the Property, including, without limitation, all structural and seismic elements; all mechanical, electrical, plumbing, sewage, heating, ventilating, air conditioning and other systems; the environmental condition of the Property and Hazardous Substances on, under or about the Property, and (b) Environmental Laws as applicable to the physical and environmental condition of the Property. The provisions of this Section 7.3 shall survive the Closing subject only to the applicable statute of limitations; provided, however, nothing contained in this Section 7.3 shall be deemed to limit the obligations of the parties to the Lease. Buyer acknowledges that Buyer is represented by counsel and that Buyer understands the significance of executing this Agreement and the general release of claims set forth above.

INITIAL PAGE FOLLOWS

Buyer has read and has been fully advised of the contents of Section 1542 of the Civil Code of the State of California and Buyer hereby expressly waives any and all rights and the benefits and protections of California Civil Code Section 1542, which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Seller advises that this release and waiver was a material consideration for Seller’s execution of this Agreement and that Seller would not have executed this Agreement without Buyer’s agreement to this release and waiver. The foregoing release and waiver shall survive the Closing subject only to the applicable statute of limitations.

/s/ JNC, /s/ MAT	/s/ CW
Buyer’s Initials	Seller’s Initials

DOCUMENT CONTINUES ON FOLLOWING PAGE

7.4 Release of Buyer. Except for (i) any claim of a breach by Buyer of any of Buyer’s warranties, representations, obligations or covenants set forth herein, or in any of the Closing Documents delivered by Buyer at the Closing, or (ii) any claims arising under the Lease, effective from and after the Closing Seller, on behalf of itself and its successors and assigns, waives its right to recover from, and forever releases and discharges, Buyer, Buyer’s affiliates, partners, trustees, beneficiaries, shareholders, members, managers, directors, officers, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns, from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, reasonable attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen, which Seller may have at the Closing Date or which may arise in the future that may arise on account of or in any way be connected with the (a) the physical and environmental condition of the Property at the time of Closing, including, without limitation, all structural and seismic elements; all mechanical, electrical, plumbing, sewage, heating, ventilating, air conditioning and other systems; the environmental condition of the Property and Hazardous Substances on, under or about the Property at the time of Closing, and (b) Environmental Laws as applicable to the physical and environmental condition of the Property at the time of Closing. The provisions of this Section 7.4 shall survive the Closing subject only to the applicable statute of limitations; provided, however, nothing contained in this Section 7.4 shall be deemed to limit the rights and obligations of the parties to the Lease.

INITIAL PAGE FOLLOWS

Seller acknowledges that Seller is represented by counsel and that Seller understands the significance of executing this Agreement and the general release of claims set forth above. Seller has read and has been fully advised of the contents of Section 1542 of the Civil Code of the State of California and Seller hereby expressly waives any and all rights and the benefits and protections of California Civil Code Section 1542, which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Buyer advises that this release and waiver was a material consideration for Buyer’s execution of this Agreement and that Buyer would not have executed this Agreement without Seller’s agreement to this release and waiver. The foregoing release and waiver shall survive the Closing subject only to the applicable statute of limitations.

/s/ JNC, /s/ MAT	/s/ CW
Buyer’s Initials	Seller’s Initials

DOCUMENT CONTINUES ON FOLLOWING PAGE

ARTICLE VIII

TITLE

8.1 Title.

(a) Conditions of Title. On the Closing Date, title to the Property shall be conveyed by Seller to Buyer or its nominee (subject to Section 14.6) by the Deed and the other Closing Documents.

(b) Title. Buyer acknowledges it has received: (a) a commitment (the “Commitment”) for an Owner’s Policy of Title Insurance issued by the Title Company showing title to the Property in Seller, (b) legible copies of all documents cited, raised as exceptions or noted in the Commitment (collectively, the “Title Documents”), and (c) a survey for the Property (the “Survey”).

ARTICLE IX

TRANSACTION COSTS; RISK OF LOSS

9.1 Transaction Costs. Except as otherwise provided for herein, all transaction costs (including, but not limited to, title insurance costs, transfer taxes, recording costs and the like) shall be apportioned between Buyer and Seller in accordance with local custom with respect to the Property pursuant to Schedule 9.1 attached hereto. In addition to the foregoing and their respective apportionment obligations hereunder, (i) Seller and Buyer shall each be responsible for (A) the payment of the costs of their respective legal counsel, advisors and other professionals employed thereby in connection with the sale of the Property and (B) one-half of the fees and expenses of the Escrow Agent, (ii) Buyer shall be responsible for all costs and expenses associated with Buyer’s due diligence and the costs of any new or updated surveys for the Property and (iii) Seller shall be responsible for any costs (including third-party lender costs) associated with obtaining payoffs or substitutions of any debt encumbering the Property. Each party to this Agreement shall indemnify the other parties and their respective successors and assigns from and against any and all Losses which such other parties may sustain or incur as a result of the failure of any other party to timely pay any of the Taxes, costs, fees or other expenses for which it has assumed responsibility under this Section 9.1. This indemnity shall survive the Closing subject only to the applicable statute of limitations.

ARTICLE X

APPORTIONMENT

10.1 No Apportionment. There shall be no apportionments of operating and other expenses and income between Seller and Buyer on the Closing Date (the parties acknowledging that Lessee shall be responsible for payment of such expenses and shall be solely entitled to receive such income except to the extent expressly set forth to the contrary in the Lease).

10.2 Survival. The obligations of Seller and Buyer under this Article X shall survive the Closing subject only to the applicable statute of limitations.

ARTICLE XI

SURVIVAL OF OBLIGATIONS; LIABILITY

11.1 Liability of Seller. From and after the Closing Date, subject to the provisions of Section 11.3 and 11.4 below, Seller shall indemnify and hold harmless Buyer against, and reimburse Buyer for any Losses suffered or incurred by Buyer (a) as a result of a breach of any of Seller Representations, other than in connection with any modification to Seller Representations contemplated or permitted hereunder or any breach, misrepresentation or inaccuracy that was disclosed to Buyer or disclosed in any of the Documents or about which Buyer was aware as of the Closing Date and elected to close notwithstanding such breach, misrepresentation or inaccuracy (and Buyer shall be deemed to have knowledge of any and all matters disclosed in any Document); or (b) for which Buyer is entitled to indemnification pursuant to Section 14.2(a) of this Agreement.

11.2 Liability of Buyer. From and after the Closing Date, subject to the provisions of Section 11.4 below, Buyer shall indemnify and hold harmless Seller against, and reimburse Seller for, all Losses suffered or incurred by Seller arising out of, or in any way relating to: (a) the failure of any representations or warranties made by Buyer in this Agreement to be true and correct as of the Closing Date (except to the extent such representations and warranties relate to a specific date, in which case, the failure of such representations and warranties to be true and correct as of such specific date), other than in connection with any modification to Buyer’s representations and warranties contemplated or permitted hereunder or any breach or inaccuracy about which Seller was aware as of the Closing Date and elected to close notwithstanding such breach or inaccuracy; and (b) any breach of, default under or failure to perform any obligation or covenant made or to be performed by Buyer pursuant to in this Agreement.

11.3 Cap on Liability. Notwithstanding anything to the contrary contained in this Agreement or in any applicable Closing Document, the liability of Seller for Losses arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement and the Closing Documents shall not exceed two percent (2%) of the Purchase Price (the “Cap”), however, Buyer shall not make any claims for Losses in connection with a Seller’s breach of any of its representations, warranties, indemnifications, covenants or other obligations (whether express or implied) under this Agreement and the Closing Documents unless and until such claims exceed $50,000 under this Agreement (at which point Buyer shall be entitled to make a claim for the aggregate amount of Losses up to the Cap.

11.4 Survival.

(a) Except as otherwise set forth in this Agreement, the rights of the parties hereto to indemnification under this Agreement with respect to any breach or inaccuracy of the representations and warranties of Seller and Buyer contained in this Agreement and the applicable Closing Documents shall survive until the six (6) month anniversary of the Closing Date.

(b) The rights of the parties hereto to indemnification under this Agreement (i) with respect to any breach of or default under any covenant or other agreement contained in this Agreement that by its nature is required to be performed at or prior to the Closing, shall not survive the Closing, and (ii) with respect to any covenant or other agreement contained in this Agreement that, by its terms, is to have effect after the Closing, shall survive the Closing for the period expressly described herein with regard to such obligation or covenant.

11.5 Notification of Claims.

(a) Except as otherwise provided in this Agreement, a Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”), shall promptly notify the party liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim, demand or circumstance that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third-Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim, demand or circumstance (a “Claim Notice”); provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article XI except to the extent the Indemnifying Party is prejudiced by such failure, it being understood that notices for claims in respect of a breach or inaccuracy of a representation or warranty or breach of or default under any obligation or covenant must be delivered before the expiration of any applicable survival period specified in Section 11.4(a).

(b) Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 11.5(a) with respect to any Third-Party Claim, the Indemnifying Party shall have the right (but not the obligation) to assume the defense and control of any Third-Party Claim upon written notice to the Indemnified Party delivered within fifteen (15) Business Days of the Indemnifying Party’s receipt of the applicable Claim Notice and, in the event that the Indemnifying Party shall assume the defense of such claim, it shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third-Party Claim with its own counsel and at its own expense. The Person that shall control the defense of any such Third-Party Claim (the “Controlling Party”) shall select counsel, contractors and consultants of recognized standing and competence after consultation with the other party and shall take all steps reasonably necessary in the defense or settlement of such Third-Party Claim.

(c) Seller or Buyer, as the case may be, shall, and shall cause each of its Affiliates and representatives to, reasonably cooperate with the Controlling Party in the defense of any Third-Party Claim. The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third-Party Claim, without the consent of any Indemnified Party; provided that (i) such settlement shall not encumber any of the assets of the Indemnified Party or contain any restriction or condition that would apply to such Indemnified Party or to the conduct of the Indemnified Party’s business, (ii) the Indemnifying Party shall pay all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement (in the maximum amount required under Section 11.3, if applicable), and (iii) the Indemnifying Party shall obtain, as a condition of any settlement or other resolution, a complete release of any Indemnified Party potentially affected by such Third-Party Claim.

11.6 Mitigation. Each of the parties hereto agrees to take commercial reasonable steps to mitigate their respective Losses upon and after becoming aware of any fact, event, circumstance or condition that has given rise to or would reasonably be expected to give rise to, any Losses for which it would have the right to seek indemnification hereunder.

11.7 Additional Indemnification Provisions. Notwithstanding anything in this Agreement or in any applicable Closing Document to the contrary, in no event shall either party hereto have any liability under this Agreement (including under this Article XI) or any applicable Closing Document for any consequential, incidental, indirect, punitive or exemplary damages, including lost profits and opportunity costs, or to the extent of the gross negligence or willful misconduct of the party claiming such damages.

11.8 Exclusive Remedies. Except as otherwise expressly set forth in this Agreement or in the Lease, following the Closing, the indemnification provisions of this Article XI shall be the sole and exclusive remedies of Seller and any Buyer-Related Entities, respectively, for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that it may at any time suffer or incur, or become subject to, as a result of, or in connection with, any breach of or inaccuracy with respect to any representation or warranty set forth in this Agreement by Buyer or Seller, respectively, or any breach or failure by Buyer or Seller, respectively, to perform or comply with any obligation or covenant set forth herein. Without limiting the generality of the foregoing, the parties hereto hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.

ARTICLE XII

TAX CERTIORARI PROCEEDINGS

12.1 Prosecution and Settlement of Proceedings. If any Tax reduction proceedings in respect of the Property, relating to any fiscal years ending prior to the fiscal year in which the Closing occurs, are pending at the time of the Closing, Seller reserves and shall have the right to continue to prosecute and/or settle the same. If any Tax reduction proceedings in respect of the Property relating to the fiscal year in which the Closing occurs are pending at the time of Closing, then Seller’s and Buyer’s rights with respect to such proceeding and any amounts received or paid in connection therewith shall be governed by the Lease (it being understood that the Lease shall also govern any Tax reduction proceedings and any amounts received or paid in connection therewith relating to any fiscal years beginning after the Closing occurs). Buyer shall, and shall cause its Affiliates to, cooperate with Seller, as Seller may reasonably request, in connection with any Tax reduction proceeding.

12.2 Application of Refunds or Savings. Seller shall be entitled to the amount of any Tax refunds or the benefit of any Tax credit received in connection with any Tax reduction proceedings, and, if the same shall be paid to Buyer or anyone acting on behalf of Buyer, the same shall be paid to Seller within five (5) days following receipt thereof and, if not timely paid, with interest thereon from the fifth day following such receipt until paid to Seller at a rate equal to the Prime Rate (as such rate may vary from time to time) as reported in The Wall Street Journal plus 5%.

12.3 Survival. The provisions of this Article XII shall survive the Closing subject only to the applicable statute of limitations.

ARTICLE XIII

DEFAULT

13.1 Reserved.

13.2 Reserved.

13.3 Limitation on Seller’s Liability.

(a) No partner, member, employee, shareholder or agent of Seller, nor any affiliate of Seller, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Buyer and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller’s assets for the payment of any claim or for any performance, and Buyer, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability.

(b) The provisions of this Section 13.3 shall survive the Closing subject only to the applicable statute of limitations.

13.4 Limitation on Buyer’s Liability.

(a) No partner, member, employee, shareholder or agent of Buyer, nor any Buyer-Related Entities, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Seller and their respective successors and assigns and, without limitation, all other persons and entities, shall look solely to Buyer’s assets for the payment of any claim or for any performance, and Seller, on behalf of themselves and their successors and assigns, hereby waive any and all such personal liability.

(b) The provisions of this Section 13.4 shall survive the Closing subject only to the applicable statute of limitations.

ARTICLE XIV

MISCELLANEOUS

14.1 Joint and Several Liability. If Buyer or Seller comprise more than one Person, in each case such parties shall be jointly and severally liable for all of the obligations and liabilities of Buyer or Seller as applicable under this Agreement.

14.2 Advisers.

(a) Seller represents and warrants to Buyer that it has dealt with no adviser, broker, salesman, finder or consultant with respect to this Agreement or the transactions contemplated hereby, other than CBRE (“Seller’s Broker”), and Seller shall be responsible for paying any commissions or other amounts due such advisers. Seller agrees to indemnify, protect, defend and hold Buyer harmless from and against all Losses resulting from Seller’s breach of the foregoing representation in this Section 14.2(a). The provisions of this Section 14.2(a) shall survive the Closing hereunder, subject only to the applicable statute of limitations.

(b) Buyer represents and warrants to Seller that it has dealt with no adviser, broker, salesman, finder or consultant with respect to this Agreement or the transactions contemplated hereby, except for Seller’s Broker (which shall be paid by Seller in accordance with Section 14.2(a)). Buyer agrees to indemnify, protect, defend and hold Seller harmless from and against all Losses resulting from Buyer’s breach of the foregoing representation in this Section 14.2(b). The provisions of this Section 14.2(b) shall survive the Closing hereunder, subject only to the applicable statute of limitations.

14.3 Confidentiality; Press Release.

(a) From and after the date of this Agreement, neither Buyer nor Seller shall disclose the terms of this transaction, either before or after Closing, except that this general prohibition shall not prevent (i) Seller and Buyer from each releasing a press release concerning the sale of the Property pursuant to Section 14.3(b) below, and (ii) any party from disclosing any matters set forth in this Agreement, or any of the terms and provisions of this Agreement, if and to the extent that such disclosure is reasonably required by New York Stock Exchange regulation or Applicable Law or a court or other binding order or by applicable administrative rule or regulation or order of any regulatory or supervisory agency or authority with competent jurisdiction over such matter, including the U.S. Securities and Exchange Commission. No provision of this Section 14.3(a) will be construed to prohibit (1) disclosures to appropriate authorities of such information as may be legally required for federal securities, Tax, accounting, or other reporting purposes or other Applicable Law, (2) confidential disclosures to Affiliates of either Seller or Buyer, (3) disclosures required in connection with legal proceedings to enforce the terms and provisions of this Agreement, (4) disclosures by Seller or Buyer in connection with the satisfaction of any condition precedent to the Closing, (5) disclosures of matters of which there is public knowledge other than as a result of disclosures made in breach hereof, (6) disclosure to the officers, employees, agents, contractors, attorneys, accountants, insurers, advisors and consultants of the parties on a need-to-know basis, and (7) disclosures to current and prospective purchasers, lenders, insurers, underwriters, partners, members, investors and stockholders of Buyer and its Affiliates; provided that Buyer shall advise each such Person of the confidential nature of such information and that such Persons agree to maintain the confidentiality thereof. The Parties agree that the provisions of this Section 14.3 apply solely to the terms of this Agreement, and do not apply to the Documents, which are separately addressed in the Access Agreement.

(b) Seller or Buyer may issue a press release with respect to this Agreement, the transactions contemplated hereby, and the material terms of this Agreement and such transactions, including but not limited to the Purchase Price; provided that the content of any such press release shall be subject to the prior written consent of the other party hereto (such consent not to be unreasonably withheld, conditioned or delayed) if issued prior to the Closing. Notwithstanding the foregoing, Seller may, without the need for the prior written consent of Buyer, make such press releases and public disclosures as are customarily made by a company regulated by the Securities and Exchange Commission.

14.4 Reserved.

14.5 Successors and Assigns; No Third-Party Beneficiaries. The stipulations, terms, covenants and agreements contained in this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective permitted successors and assigns (including any successor entity after a public offering of stock, merger, consolidation, purchase or other similar transaction involving a party hereto) and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such assigns or designees, any legal or equitable rights hereunder.

14.6 Assignment. This Agreement may not be assigned by Buyer without the prior written consent of Seller, which consent may be granted or withheld in Seller’s sole discretion. Notwithstanding the foregoing, upon written notice to Seller not less than five (5) Business Days’ prior to the Scheduled Closing Date, (i) Buyer may assign this Agreement to one or more (a) direct or indirect subsidiaries of Buyer or any Affiliate of Buyer in which Buyer or Buyer’s Affiliate owns at least fifty percent (50%) of the direct or indirect ownership interests in each such subsidiary or (b) Affiliates of Buyer (as applicable, a “Majority-Owned or Controlled Entity”) and (ii) Buyer may designate one or more Majority-Owned or Controlled Entities to which one or more of the Property will be assigned at the Closing (each, a “Designated Subsidiary”), in each case so long (1) as such assignee expressly assumes all of the obligations of “Buyer” under this Agreement and re-make (in writing) all of the representations and warranties of Buyer set forth in this Agreement as of the date of assignment, (2) Buyer gives Seller evidence reasonably satisfactory to Seller of the existence and good standing of Buyer’s assignee and that such assignee constitutes a Majority-Owned or Controlled Entity and/or a Designated Subsidiary, and (3) a copy of the fully executed written assignment and assumption agreement and the other evidence and deliverables required under this Section 14.6 shall be delivered to Seller Agent at least five (5) Business Days’ prior to the Closing. Notwithstanding any assignment of this Agreement by Buyer, it shall remain liable, jointly and severally with any such assignee, for the obligations of “Buyer” under this Agreement.

14.7 Further Assurances. From time to time, as and when requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement (including (i) transferring back to Seller any asset or liability not contemplated by this Agreement or any applicable Closing Document to be an Property that was transferred to Buyer or one of its Affiliates at the Closing and (ii) transferring to Buyer (and having Buyer assume) any asset or liability contemplated by this Agreement or any applicable Closing Document to be an Property that was not transferred to Buyer or one of its Affiliates at the Closing).

14.8 Notices. All notices, demands, consents, approvals, requests or other communications made pursuant to, under or by virtue of this Agreement must be in writing and shall be (i) delivered by express mail, Federal Express or other comparable overnight courier service, (ii) transmitted by e-mail to the appropriate email address listed below, so long as such email or attached correspondence thereto expressly identifies in the subject line in ALL CAPITAL LETTERS that such correspondence constitutes an official notice pursuant to this Section 14.8; provided that, a copy is sent the same day by messenger or by Federal Express or other recognized overnight delivery service, or (iii) mailed to the party to which the notice, demand, consent, approval, request or other communication is being made by certified or registered mail, postage prepaid, return receipt requested, as follows:

(a)	To Seller:

Ducommun Incorporated

200 Sandpointe Avenue, Suite 700

Santa, Ana, California 92707

Attention: Chris Wampler, Chief Financial Officer

Email: CWampler@ducommun.com

With a copy to:

Ducommun Incorporated

200 Sandpointe Avenue, Suite 700

Santa, Ana, California 92707

Attention: Raj Tata, Esq., General Counsel

Email: RTata@ducommun.com

And:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention: Joanne Franzel

Email: JFranzel@gibsondunn.com

(b)	To Buyer:

CenterPoint Properties Trust

725 S. Figueroa Street, Suite 3005

Los Angeles, California 90017

Attention: Evan Lippow

Email: elippow@centerpoint.com

With a copy to:

Richmond Breslin LLP

5215 Old Orchard Road, Suite 420

Skokie, Illinois 60077

Attention: Barry A. Comin

Email: bcomin@rbllp.com

(c)	To the Escrow Agent:

Chicago Title Insurance Company

10 S. LaSalle Street, Suite 3100

Chicago, Illinois 60603

Attention: John Bottigliero

Email: john.bottigliero@ctt.com

All notices (i) shall be deemed to have been given on the date that the same shall have been delivered in accordance with the provisions of this Section 14.8 and (ii) may be given either by a party or by such party’s attorneys. Any party may, from time to time, specify as its address for purposes of this Agreement any other address upon the giving of five (5) days’ prior notice thereof to the other parties.

14.9 Entire Agreement. This Agreement, the applicable Closing Documents and the Exhibits and Schedules to each of the foregoing, collectively, contain all of the terms agreed upon between the parties hereto with respect to the subject matter hereof, and all understandings and agreements heretofore had or made among the parties hereto are merged in this Agreement which alone fully and completely expresses the agreement of the parties hereto.

14.10 Amendments. This Agreement may not be amended, modified, supplemented or terminated, nor may any of the obligations of Seller or Buyer hereunder be waived, except by written agreement executed by the party or parties to be charged.

14.11 No Waiver. No waiver by either party of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

14.12 Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of California.

14.13 Submission to Jurisdiction. The Parties hereby agree to submit to personal jurisdiction in the State of California in any action or proceeding arising out of this Agreement and, in furtherance of such agreement, the Parties hereby agree that, without limiting other methods of obtaining jurisdiction, personal jurisdiction over the Parties in any such action or proceeding may be obtained within or without the jurisdiction of any court located in California, and that any process or notice of motion or other application to any such court in connection with any such action or proceeding may be served upon any of the Parties by registered or certified mail to, or by personal service at, the address of that Party set forth in Section 14.8 (as such address may have been modified by such Party in accordance therewith), whether such address be within or without the jurisdiction of any such court. Any legal suit, action or other proceeding by one Party against any other Party arising out of or relating to this Agreement (other than any dispute which, pursuant to the express terms of this Agreement, is to be determined by arbitration) will be instituted only in any state or federal court in the county in which the Property is located and each Party hereby waives any objections which it may now or hereafter have based on venue and/or forum non conveniens of any such suit, action or proceeding and submits to the jurisdiction of such courts. The provisions of this Section 14.13 will survive the Closing subject only to the applicable statute of limitations.

14.14 Severability. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14.15 Section Headings. The headings of the various Sections of this Agreement have been inserted only for purposes of convenience, are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

14.16 Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile or .pdf signature and a facsimile or .pdf signature will constitute an original for all purposes.

14.17 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

14.18 Recordation. Without the prior written consent of Seller, in its sole and absolute discretion, there shall be no recordation of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto, and any such recordation of this Agreement or memorandum hereof by Buyer without such prior written consent of Seller shall constitute a default hereunder by Buyer, whereupon this Agreement shall, at the option of Seller, terminate and be of no further force and effect, whereupon the parties shall have no further duties or obligations one to the other. Buyer agrees not to file any lis pendens or other instrument against the Property (or any portion thereof) in connection herewith. In furtherance of the foregoing, Buyer (i) acknowledges that the filing of a lis pendens or other evidence of Buyer’s rights or the existence of this Agreement against the Property (or any portion thereof) could cause significant monetary and other damages to Seller and (ii) hereby agrees to indemnify Seller from and against any and all Losses arising out of the breach by Buyer of any of its obligations under this Section 14.18.

14.19 Attorney’s Fees. In the event that either party shall bring an action or legal proceeding for an alleged breach of any provision of this Agreement or any representation, warranty, covenant or agreement herein set forth, or to enforce, protect, determine or establish any term, covenant or provision of this Agreement or the rights hereunder of either party, the prevailing party shall be entitled to recover from the non-prevailing party, as a part of such action or proceedings, or in a separate action brought for that purpose, reasonable attorneys’ fees and costs, expert witness fees and court costs as may be fixed by the court or jury.

14.20 Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY. NOTWITHSTANDING THE FOREGOING TO THE CONTRARY, IF THE JURY TRIAL WAIVER CONTAINED HEREIN SHALL BE HELD OR DEEMED TO BE UNENFORCEABLE, EACH PARTY HERETO HEREBY EXPRESSLY AGREES TO SUBMIT TO JUDICIAL REFERENCE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1 ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING HEREUNDER FOR WHICH A JURY TRIAL WOULD OTHERWISE BE APPLICABLE OR AVAILABLE. PURSUANT TO SUCH JUDICIAL REFERENCE, THE PARTIES AGREE TO THE APPOINTMENT OF A SINGLE REFEREE AND SHALL USE COMMERCIALLY REASONABLE EFFORTS TO AGREE ON THE SELECTION OF A REFEREE. IF THE PARTIES ARE UNABLE TO AGREE ON A SINGLE REFEREE, A REFEREE SHALL BE APPOINTED BY THE COURT UNDER CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 AND 640 TO HEAR ANY DISPUTES HEREUNDER IN LIEU OF ANY SUCH JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT THE APPOINTED REFEREE SHALL HAVE THE POWER TO DECIDE ALL ISSUES IN THE APPLICABLE ACTION OR PROCEEDING, WHETHER OF FACT OR LAW, AND SHALL REPORT A STATEMENT OF DECISION THEREON; PROVIDED, HOWEVER, THAT ANY MATTERS WHICH WOULD NOT OTHERWISE BE THE SUBJECT OF A JURY TRIAL WILL BE UNAFFECTED BY THIS WAIVER AND THE AGREEMENTS CONTAINED HEREIN. THE PARTIES HERETO HEREBY AGREE THAT THE PROVISIONS CONTAINED HEREIN HAVE BEEN FAIRLY NEGOTIATED ON AN ARMS-LENGTH BASIS, WITH BOTH SIDES AGREEING TO THE SAME KNOWINGLY AND BEING AFFORDED THE OPPORTUNITY TO HAVE THEIR RESPECTIVE LEGAL COUNSEL CONSENT TO THE MATTERS CONTAINED HEREIN. ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY AND THE AGREEMENTS CONTAINED HEREIN REGARDING THE APPLICATION OF JUDICIAL REFERENCE IN THE EVENT OF THE INVALIDITY OF SUCH JURY TRIAL WAIVER. THE PROVISIONS OF THIS SECTION 14.20 SHALL SURVIVE THE EXERCISE OF THE OPTION AND THE CLOSING SUBJECT ONLY TO THE APPLICABLE STATUTE OF LIMITATIONS.

14.21 Date for Performance. If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on calendar day that is not a Business Day, then such time period shall be automatically extended to the next succeeding Business Day.

14.22 Time of the Essence. Time shall be of the essence of this Agreement and each and every term and condition hereof.

14.23 Interpretation. Unless expressly provided otherwise in this Agreement, or unless the context requires otherwise:

(a) the terms “party,” “Party,” “parties,” and “Parties” when used in this Agreement means a party to this Agreement or the parties to this Agreement, as applicable;

(b) references to any Person (including any party hereto) includes such Person’s successors and permitted assigns;

(c) if any action is to be taken by any party pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day following such day;

(d) the terms “include,” “includes” and “including” when used herein shall be deemed to be following by the phrase “without limitation” unless such phrase otherwise appears;

(e) the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision hereof;

(f) the word “will” shall be construed to have the same meaning as the word “shall”; and

(g) the phrase “to the extent” shall mean the extent or degree to which a subject of thing extends, and shall not simply be construed to mean the word “if.”

Each Party has participated in the drafting of this Agreement and there shall be no presumption of construing ambiguity against the drafting person of this Agreement or any provision hereof.

14.24 Disclosure Regarding Schedules. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that the disclosures set forth in the schedules attached to this Agreement (individually or collectively, as the context requires, “Schedule(s)”) are qualified in their entirety by references to the specific provisions of this Agreement and are not intended to constitute, and shall not be construed as constituting or broadening any representations, warranties, covenants or obligations of Seller or their Affiliates hereunder. The Schedules are arranged by sections corresponding to the sections in this Agreement. Any disclosure made in any Schedule with reference to any section or Schedule of this Agreement shall be deemed to be a disclosure with respect to any other section or Schedule of this Agreement (regardless of whether or not a specific cross-reference is made thereto) to the extent its relevance to such other section or Schedule is reasonably apparent. Further if Buyer has knowledge that any Schedule is inaccurate or incomplete and Buyer nonetheless proceeds with the Closing, Seller shall have no liability for any such inaccurate or incomplete Schedule, and the same shall not be deemed a breach, misrepresentation or default by Seller hereunder. The Schedules and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

14.25 Natural Hazard Disclosure. Seller has commissioned Escrow Agent or its affiliate to prepare a natural hazard disclosure statement for the Property (the “Natural Hazard Disclosure”), which Natural Hazard Disclosure shall contain the disclosures, if any, which may be required under the Natural Hazard Disclosure Act, California Government Code Sections 8589.3, 8589.4, and 51183.5, California Public Resources Code Sections 2621.9, 2694, and 4136, Article 1.7 of the California Civil Code and California Civil Code Sections 1102.6 and 1103.2, and any successor law. Buyer acknowledges that this transaction is not subject to such disclosure requirements, but that nevertheless the Natural Hazard Disclosure shall serve to satisfy any and all disclosure requirements relating to the matters referenced in the Natural Hazard Disclosure. Seller does not warrant or represent either the accuracy or completeness of the information in the Natural Hazard Disclosure, Seller shall not be required to remediate any matter referred to in the Natural Hazard Disclosure, nothing in the Natural Hazard Disclosure shall create any liability by Seller to Buyer and Buyer shall use same merely as a part in its overall investigation of the Property.

14.26 Access Agreement Incorporated. Buyer hereby acknowledges that it has received a copy of the Access Agreement and agrees that (a) the terms and provision of the Access Agreement are incorporated herein as though set forth in full; (b) Buyer shall be obligated hereunder as and to the same extent as the “Buyer” thereunder; and (c) notwithstanding anything to the contrary in the Access Agreement or this Agreement, the terms and provisions of Paragraphs 4, 5, 7 and 8 thereof shall be deemed to survive Closing and bind Buyer hereunder, subject only to the applicable statute of limitations.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of the Effective Date.

SELLER:

DUCOMMUN AEROSTRUCTURES, INC., a Delaware corporation

By:	/s/ Christopher Wampler
Name:	Christopher Wampler
Title:	Vice President

Signatures are continued on the following page.

BUYER:

CENTERPOINT 268 GARDENA LLC,
a Delaware limited liability company

By:	CENTERPOINT PROPERTIES TRUST,
a Maryland real estate investment trust

By:	/s/ James N. Clewlow
Name:	James N. Clewlow
Title:	Chief Investment Officer

By:	/s/ Michael A. Tortorici
Name:	Michael A. Tortorici
Title:	SVP Treasurer